UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2015

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184897	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 Cape Coral Parkway East, Cape Coral, Florida 33904
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2015, Mr. Charles Kuehne retired and will no longer serve as the Executive Vice President and Chief Financial Officer (“CFO”) of Legacy Education Alliance, Inc. (the “Company”) and will no longer be an officer of any of our affiliates. Effective the same date, the Board of Directors of the Company appointed Mr. Christian Baeza as our Interim CFO.

Mr. Baeza, age 52, was our Vice President and Corporate Controller from April 2015. From 2008 to 2014, Mr. Baeza held various senior finance positions, including Director of Financial Reporting and Assistant Corporate Controller, at Kraton Performance Polymers, Inc., where he played a significant role in its initial public offering in 2009. Mr. Baeza held various finance positions from 2003 to 2008 at Spectra Energy Corp., and was a key member of the leadership team that successfully transacted a carve-out initial public offering of several of its pipeline and natural gas storage assets in 2007. Mr. Baeza began his career as a member of the accounting and auditing practice at Arthur Andersen LLP from 1995 to 1998 and earned a B.B.A. degree in accounting and finance from Florida International University. Mr. Baeza is also the Chief Financial Officer of Tigrent Inc.

Mr. Baeza will continue to receive annual cash compensation of $180,000 and is eligible for targeted cash bonus under our Executive Incentive Plan for executive officers and other participating employees as a senior executive officer. In addition, Mr. Baeza may be eligible to participate in any other incentive programs that we may provide.

There are no arrangements or understandings to which Mr. Baeza and any other persons pursuant to which Mr. Baeza was selected as our Interim Chief Financial Officer. There are also no family relationships between Mr. Baeza and any director or executive officer of the Company. Additionally, Mr. Baeza has no direct or indirect material interest in any transaction required to be disclosed.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2015

LEGACY EDUCATION ALLIANCE, INC.

By:	/s/ Anthony C. Humpage
Name: Anthony C. Humpage
Title: CEO